Exhibit  99.1
                             AURORA GOLD CORPORATION

NEWS RELEASE 03-2006                                          February 14, 2006

                                                           Trading Symbol: ARXG
                                                                   (NASD OTCBB)

                                  NEWS RELEASE
                                  ------------


AURORA GOLD CORPORATION IS PLEASED TO ANNOUNCE THAT THE COMPANY'S WHOLLY OWNED BRAZILIAN SUBSIDIARY, AURORA GOLD MINERACAO LTDA, HAS SIGNED AN OPTION AGREEMENT COVERING THE SAO JOAO PROJECT LOCATED IN THE MUNICIPALITY OF ITAITUBA, TAPAJOS GOLD PROVINCE, STATE OF PARA , BRAZIL.

Aurora Gold Corporation (the "Company") is pleased to announce that the Company's wholly owned Brazilian subsidiary, Aurora Gold Mineracao Ltda, has signed an option agreement covering the Sao Joao project located in the Municipality of Itaituba, Tapajos gold province, State of Para, Brazil. The Company has commenced reconnaissance exploration programs on the project. The project is located in the southern part of the rich and largely unexplored Tapajos gold province.

The Tapajos gold province of the Amazonian Craton has produced approximately 600 metric tonnes of gold in the past 40 years. The province is a major magmatic province and contains more than 100 gold deposits and occurrences, generally hosted in granitiods of different paleo-proterozoic ages and affinities, as well as by gneisses, felsic to intermediate volcanic sand, minor gabbroic and metavolcanic-sedimentary rocks. Most of the deposits are gold bearing quartz veins, with stockworks and disseminations occurring to a lesser extent.

The southern part of the Tapajos gold province is host to a series of gold projects typically hosted in orogenic gneisses of the Cuiu-Cuiu Complex and granites of the Parauari and Creporizao Intrusive Suites.


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The  Sao  Joao  project area is located approximately 20km west of the company's highly prospective Sao Domingos project and approximately 40 km north of the Santa Isabel project. The prime targets for the Sao Joao project are located around on the intersection of regional NW and NNW faults within the Parauari Intrusive Suite and this area has been the focus of large-scale alluvial workings. The Parauari Intrusive Suite has proven to host the vast majority of gold deposits elsewhere within the Tapajos Gold Province.

Previous mining activity over a number of years focused on the alluvial deposits within its many tributaries, and has now progressed to include the saprolite host rock and out cropping quartz veins.

Aurora has conducted preliminary investigations of the Sao Joao project area, which have confirmed the existence of mineralized quartz veins and stockwork systems within these Intrusive Granite Suites.

Based on the historical occurrences of gold deposits in similar geological settings within this region of the Tapajos gold province, the Company is confident that the hard rock potential for the Sao Joao, project will define a large tonnage economic gold ore body, and is currently conducting further preliminary exploration to define drill targets for the near future.

The Sao Joao option agreement allows the Company to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Sao Joao project mineral rights via structured cash payments. The total option agreement payments for the licence are structured as follows: April 12, 2006 - USD $20,000; September 12, 2006 - USD $25,000; September 12, 2007 - USD $60,000;
September  12,  2008  -  USD  $80,000; September 12, 2009 - USD $1,250,000 for a
total of USD $1,435,000. The vendor will have a 1.5% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment in reals of the equivalent of USD $1,000,000. The option agreement can be terminated at any time upon written notice to the vendor and the Company will be free of any and all payment commitments yet to be due.

Aurora Gold Corporation is a mineral exploration company whose stock trades under the symbol "ARXG" on the NASD OTC Bulletin Board.

For  Further  information,  please  call  Klaus  Eckhof  at
Phone:    (+61) 8 9240-2836
Mobile:   (+61) 411-148-209


ON  BEHALF  OF  THE  BOARD

"Klaus  Eckhof"

Klaus  Eckhof
Director

This  press  release includes "Forward-Looking Statements" within the meaning of
Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under the heading "Risk Factors" and elsewhere in the Company's documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. All dollar amounts are expressed in US dollars unless otherwise stated.